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                                                                Exhibit 99(a)(7)
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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated June 17, 1999 and the related Letter of
       Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which
            the making of this Offer or the acceptance thereof would
             not be in compliance with the laws of such jurisdiction
           or any administrative or judicial action pursuant thereto.
             In any jurisdiction where securities, blue sky or other
             laws require the Offer to be made by a licensed broker
               or dealer, the Offer shall be deemed to be made on
              behalf of the Purchaser by Bear, Stearns & Co. Inc.,
               as Dealer Manager or one or more registered brokers
                   or dealers licensed under the laws of such
                                  jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                  ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
          (Including the Associated Rights to Purchase Series A Junior
                         Participating Preferred Stock)
                                       OF
                         STERIGENICS INTERNATIONAL, INC.
                                       AT
                            U.S. $27.00 NET PER SHARE
                                       BY
                             IBA ACQUISITION CORP.,
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                           ION BEAM APPLICATIONS S.A.

     IBA Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of Ion Beam Applications s.a., a Belgian corporation ("Parent"), is offering to purchase all of the outstanding shares of Common Stock, par value $.001 per share (the "Common Stock"), together with the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $.001 per share (the "Rights" and together with the Common Stock, the "Shares"), of SteriGenics International, Inc., a Delaware corporation (the "Company"), at a price of U.S. $27.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 17, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Following the Offer, Purchaser intends to effect the Merger (as defined and described below).

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       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
    YORK CITY TIME, ON THURSDAY JULY 15, 1999, UNLESS THE OFFER IS EXTENDED
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     This Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined below), a number of Shares which, together with the Shares owned by Parent, Purchaser or any of their affiliates, represent at least a majority of the then-outstanding Shares on a diluted basis (including for pur- poses of such calculations herein all Shares issuable upon exercise of all vested and unvested stock options, and conver- sion of convertible securities or other rights to purchase or acquire Shares) (the "Minimum Condition"), (ii) the receipt of all necessary regulatory approvals, and (iii) the satisfaction of certain other terms and conditions described in Section 15 of the Offer to Purchase. Purchaser expressly reserves the right (with the consent of the Company) to waive the Minimum Condition and to purchase any Shares validly tendered (and not validly withdrawn) pursuant to the Offer. The Offer is not subject to a financing condition.

     The Offer is being made pursuant to a Merger Agreement, dated as of June 10, 1999 (the "Merger Agreement"), by and among Parent, Purchaser, Ion Beam Applications G.P., a Delaware general partnership which owns all of the outstanding capital stock of Purchaser and of which Parent is the controlling general partner, and the Company. The Merger Agreement provides that, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all con- ditions contained in the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"). Following the consummation of the Merger, the Company will continue as the surviving corporation and will be an indirect wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by the Company, Parent or any of their respective subsidiaries, including Purchaser and stockholders who properly perfect their dissenters' rights under the DGCL) will be converted into the right to receive $27.00 in cash without interest thereon.

     In connection with the execution of the Merger Agreement, Parent and certain stockholders (the "Principal Stockholders") of the Company have entered into a Stockholders' Agreement, dated as of June 10, 1999 (the "Stockholders' Agreement"), pursuant to which the Principal Stockholders have, among other things, agreed to tender in the Offer upon the terms and subject to the conditions of the Stockholders' Agreement, all the Shares owned by the Principal Stockholders. These shares represent approximately 27.15% of the outstanding Shares of the Company (calculated on a diluted basis). Parent currently owns 751,300 Shares, or approximately 8.18% of the outstanding Shares of the Company (calculated on a diluted basis).

     The Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and has determined that the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommends that its stockholders accept the Offer and tender their Shares pursuant to the Offer.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby to have purchased, Shares properly tendered to Purchaser and not withdrawn if, as and when Purchaser gives oral or written notice to IBJ Whitehall Bank and Trust Company (the "Depositary") of its acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiv- ing payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for such Shares, regardless of any extension of the Offer or any delay in making such payment.

     The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Thursday, July 15, 1999, unless and until Purchaser (in accordance with the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission and to applicable law, Purchaser expressly reserves the right, subject to the Merger Agreement, at any time and from time to time, to extend for any reason the period of time during which the Offer is open by giving written notice of such extension to the Depositary. Any such extension will be followed by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release to the Dow Jones News Service or otherwise as may be required by applicable law.

     Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pur- suant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore taken up and paid for by the Purchaser prior to the receipt by the Depositary of a notice of withdrawal in respect of the Shares, may also be withdrawn at any time after August 15, 1999, or such later time as may apply if the Offer is extended or varied, in each case in accordance with Section 3 of the Offer to Purchase. For a withdrawal to be effective, a written, telegraphic or fac- simile transmission of the notice of withdrawal must be timely received by the Depositary in accordance with Section 3 of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn. If certificates evidencing such Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for pur- poses of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time at or prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the pur- pose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant documents will be mailed to record holders of Shares whose names appear on the stockholder lists, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list, or, if applicable, who are listed as participants in any clearing agency's security position listing obtained by the Purchaser, for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information and should be read care- fully before any decision is made with respect to the Offer.

     Questions and requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager (each as defined in the Offer to Purchase) at their respective addresses and telephone numbers set forth below, and copies will be furnished promptly at Purchaser's expense. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                       [LOGO OF MACKENZIE PARTNERS, INC.]

                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE: (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:
                            BEAR, STEARNS & CO. INC.
                                 245 Park Avenue
                            New York, New York 10167
                         CALL TOLL-FREE: (888) 293-1889

June 17,1999
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